Exhibit (p)(3)

Appendix F

CODE OF ETHICS AND POLICIES GOVERNING PERSONAL SECURITIES TRANSACTIONS

Revised as of July 2020

I.	Introduction

This Code, as supplemented by applicable portions of Annex A to Gramercy’s Compliance Manual, applies to all Gramercy Supervised Persons. The purpose of this Code is to promote honest and ethical conduct and compliance with all regulatory requirements. The following is a summary of our Code:

As a professional of Gramercy, you are expected to:

☐	Conduct yourself in a professional manner at all times, consistent with the Gramercy Core Competencies:

o	Ownership – Taking work assignments and projects from start to finish, keeping Senior Management advised on important issues.

o	Reliability – Make and fulfill specific commitments about due dates and outcomes. Taking responsibility for overcoming obstacles and bringing work to successful completion.

o	Client Focused – Always considers the impact on Firm clients in every action and decision. Consistently creates a positive experience for clients.

o	Communicates Appropriately – Collaborate with colleagues to solve problems and overcome obstacles. Provide the appropriate level of detail, and respect the time of co-workers.

o	Driven and Strong Work Ethic – Identify and deliver workable solutions. Assume a leadership role and help colleagues succeed.

☐	Engage in and promote ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, and to disclose to the CCO any material transaction or relationship that reasonably could be expected to give rise to such a conflict.

☐	Carry out your responsibilities honestly, in good faith and with integrity, due care and diligence, exercising at all times the best independent judgment.

☐	Assist in the production of full, fair, accurate, timely and understandable reports to clients, the SEC and other regulators and in other public communications made by the Firm.

☐	Comply with applicable government laws, rules and regulations of federal, state and local governments and other appropriate regulatory agencies.

☐	Promptly report (anonymously, if you wish to do so) to the CCO any violation of this Code or any other matters that would compromise the integrity of the Firm’s financial statements. You may contact the CCO by mail, by phone, or by e-mail. If the complaint is about the CCO, then you should promptly report the violation to the COO.

☐	Never to take, directly or indirectly, any action to coerce, manipulate, mislead or fraudulently influence the Firm’s independent auditors in the performance of their audit or review of the fund’s financial statements.

Compliance with this Code is a term and condition of your employment. The Firm will take all necessary actions to enforce this Code, up to and including immediate dismissal. Violations of this Code may also constitute violations of law, which may expose both you and the Firm to criminal or civil penalties.

This Code provides guidance in many situations. You may encounter other situations in which the right course of action is not dictated by specific language of the code, and in those situations the Firm counts on your integrity and judgment. Ultimately, the Firm’s reputation depends upon your ability to do the right thing, even when it is not the easy thing.

If you have any questions about how this Code should be applied in a particular situation, you should promptly contact Robert Lanava, the CCO, or Theresa Carpenter, the Human Resources Director.

II.	Personal Trading Policy

1.	Summary

In order to best serve and protect its clients, Gramercy has a personal trading policy that is both preventative and detective. Under the direction of the CCO, Gramercy maintains a list of restricted securities (such list, the “Restricted List” and any security on the list, a “Restricted Security”) that Gramercy Supervised Persons are prohibited, pursuant to the terms of their employment, from purchasing or selling without the express approval of the CCO. In addition, Gramercy Supervised Persons are also prohibited from entering into any type of derivatives transaction with respect to a Restricted Security without the express approval of the CCO.

2.	Restricted List

At all times, the Restricted List consists of: (i) all emerging markets instruments (including, but not limited to, sovereign and non-sovereign bonds, stocks and currencies); (ii) any security held by an investment fund or client account managed by Gramercy; (iii) any security that would confer direct or indirect ownership in securities offered in any IPO; (iv) any security under investment consideration or which is currently being researched by Gramercy on behalf of any investment fund managed by Gramercy or any other client of Gramercy; (v) all private investment funds that are not managed by Gramercy including, but not limited to, hedge funds, private equity funds and real estate investment funds; (vi) any security with respect to which Gramercy possesses MNPI; (vii) CDS contracts that are not held in another Gramercy alternative fund at the time of entry; and (viii) CDS contracts that are trading above 500 basis points at the time of entry. Notwithstanding the foregoing, the Restricted List shall not include any open-ended mutual fund shares or exchange traded funds.

Upon the commencement of any research or investment consideration of a security by a portfolio manager or an analyst or upon the execution of a purchase of a security by a portfolio manager or analyst on behalf of an investment fund or client account, such portfolio manager or analyst is required to immediately report the identity of the relevant security to the CCO. Furthermore, in the event that any Supervised Person at Gramercy obtains MNPI regarding a security, such Supervised Person is required to report the identity of the security to the CCO. The CCO will ensure that all securities reported in accordance with the above referenced guidelines are promptly added to the Restricted List. In addition, the CCO will, on a routine basis, coordinate with portfolio managers and other Gramercy Supervised Persons to determine whether (A) any securities on the Restricted List are no longer held by investment funds or client accounts managed by Gramercy, (B) any securities on the Restricted List are no longer the subject of research or any investment consideration, and (C) whether any MNPI regarding a security on the Restricted List is no longer non-public or material, in which case such securities may be removed from the Restricted List.

3.	Trade Process

If a Gramercy Supervised Person wishes to execute a purchase, sale, derivatives transaction or any other personal trade (a “Personal Trade”) with respect to any Restricted Security, the Supervised Person is required to complete and submit to the CCO a pre-authorization form, identifying the security, quantity, size and direction of the proposed Personal Trade. The CCO will review the pre-authorization form and may, in certain limited circumstances and in his sole discretion, approve the proposed Personal Trade. If necessary, the CCO shall consult with internal and external counsel prior to approving a proposed Personal Trade. In general, proposed Personal Trades, which create an investment position with respect to a Restricted Security, will not be approved. Any approval provided by the CCO will be valid only during the day such pre-authorization form is filed with the CCO and the next trading day. Personal trades with respect to any Restricted Security are prohibited without the pre-approval of the CCO. Private placements and IPOs must also be pre-approved by the CCO.

4.	Verification of Supervised Person Compliance

Pursuant to Gramercy’s terms of employment, each Gramercy Supervised Person is required to execute a 407 Letter with respect to each personal brokerage account maintained by such Supervised Person (each such account, a “Personal Account”). For the purposes of Gramercy’s personal trading policy, a “Personal Account” includes any account (A) in the name of the Supervised Person (single or joint accounts), or (B) under the control of the Supervised Person (including, but not be limited to, accounts for children, parents, in-laws, siblings, etc.) where the Supervised Person is rendering direct security-level investment decisions.

Accordingly, with respect to each Personal Account subject to Gramercy’s personal trading policy, Gramercy, via Compliance Science Inc. (“Complysci”), receive daily data feeds of all Supervised Person transactions and holdings. In instances where a data feed is not available, Gramercy receives intra-month duplicate transaction confirms and month-end duplicate statements. Such duplicate transaction confirms and month-end statements are independently sent by the relevant broker-dealer to the CCO. The CCO reviews and reconciles the daily data feeds via Complysci and any month-end statements and transaction confirms with approved pre-authorization forms and the Restricted List to ensure compliance with Gramercy’s personal trading policy. Each new Gramercy Supervised Person is required to submit a personal securities holdings report within ten (10) days of becoming a Gramercy Supervised Person, and the report must be current as of a date no more than forty-five (45) days prior to the date that the new Supervised Person became a Supervised Person.

In accordance with Rule 204A-1(c), Gramercy Supervised Persons are not required to submit: (i) any reports with respect to securities held in (or personal securities trades effected in) personal securities trading accounts over which the Supervised Person has no direct or indirect influence or control (each a “Third Party Discretionary Managed Account”); (ii) reports with respect to transactions effected pursuant to an automatic investment plan; and (iii) reports which would duplicate information contained in broker trade confirmations or account statements previously provided to the CCO, so long as such confirmations or statements are submitted within thirty (30) days after the end of the applicable calendar quarter. Notwithstanding the reporting exemption in (i) above, Supervised Persons are required to report all accounts, including Third Party Discretionary Managed Accounts, in the initial holdings report and the annual holdings report. The CCO reserves the right to require appropriate documentation evidencing the non-discretionary nature of any Third Party Discretionary Managed Account(s).

A Supervised Person is presumed to have trading discretion over the account, e.g., if s/he:

a.	Directs the third party to make, or suggests that the third party make, any particular purchases or sales of securities for the account (including instructions to sell or buy investments when certain trigger events occur, such as a specified price per share); or

b.	Consults with the third party as to the particular allocation of investments to be made in the account.

A Supervised Person would not be considered to have trading discretion in such case if s/he discusses general policy matters with the third party, such as, for example, his/her tolerance for investment risk, overall defensive or aggressive postures, asset allocation by broad categories, and preferences, tax matters such as tolerance for gains and losses, and cash disbursement requirements for taxes or otherwise. Supervised Persons may also instruct the third party to buy, sell (including short sales), and generally trade in, on margin or otherwise, securities or instruments of all types and kinds, or specified types and kinds (but not specific names) without being deemed as having trading discretion, so long as the third party has full discretion over investment decisions.

Gramercy Supervised Persons should consult with the CCO before excluding any accounts from the reporting obligations described in this Section 4, especially those held by family members.1

5.	Consequences of Violation

Violations by Supervised Persons of Gramercy’s personal trading policy are grounds for an immediate dismissal from Gramercy.

6.	Personal Trading Policy Restricted List

As noted above, personal trades with respect to any Restricted Security listed below are prohibited without the pre-approval of the CCO.

1.	Any financial instrument (including, but not limited to, bonds, stocks, and currencies) with respect to which the issuer is either an Emerging Market Country or organized under the laws of an Emerging Market Country. For the purposes of the foregoing, an “Emerging Market Country” shall mean any country other than a country included in the G-7.

2.	In addition to securities covered under clauses (i) and (ii) above, any other security held by an investment fund or client account managed by Gramercy. From time to time, the CCO will circulate a list of any securities falling into this category.

3.	Any security that would confer direct or indirect ownership in securities offered in any initial public offering.

4.	In addition to securities covered under clauses (i) and (ii) above, any other security under investment consideration by Gramercy or which is currently being researched by Gramercy on behalf of any investment fund managed by Gramercy or any other client of Gramercy. From time to time, the CCO will circulate a list of any securities falling into this category.

5.	Any private investment fund that is not managed by Gramercy.

6.	In addition to securities covered under clauses (i) and (ii) above, any other security with respect to which Gramercy possesses MNPI. From time to time, the CCO will circulate a list of any securities falling into this category.

7.	CDS contracts that are not held in another Gramercy alternative fund at the time of entry.

8.	CDS contracts that are trading below 500 bps at the time of entry.

1 See SEC IM Guidance 2015-03 – Personal Securities Transactions Report by Registered Investment Advisers Securities Held in Accounts Over Which Reporting Persons Had No Influence or Control.

7.	Supervised Person Transactions in Gramercy Sponsored Funds

The Firm prohibits Supervised Persons from any short-term trading, as determined by the CCO, in the securities of funds sponsored by Gramercy.

8.	Accounts with Other Securities Houses

As stated above, Supervised Persons are permitted to maintain securities or commodities accounts at other firms unless such accounts are disapproved by a Gramercy Supervisor. This policy is intended to head-off conflicts of interest and to meet applicable law. It is not intended to curtail any Supervised Person’s investment freedom.

9.	Supervised Person Participation in Investment Club or Investment Partnership Accounts

Supervised Persons are prohibited from participating with clients of Gramercy or other public customers in investment club or investment partnership accounts. Supervised Persons may not:

☐	Solicit membership for such clubs;

☐	Serve as an officer of the club or make any investment decision for a club;

☐	Have power of attorney with respect to any club activities; and/or

☐	Be designated as a registered representative or receive commissions from such accounts.

Appendix F

Attachment A

PRE – AUTHORIZATION FOR PERSONAL TRADING

TO: Robert Lanava

FROM:

DATE:

SECURITY DESCRIPTION:

BUY     ☐          SELL     ☐

QTY:	ESTIMATED VALUE:	$

Supervised Person Signature	Date

Signed & Approved:

Robert Lanava	Date
CCO

Appendix F

Attachment B

PERSONAL SECURITIES HOLDING

You are required to disclose any account or related account in which you have any beneficial interest or the authority to make investment decisions. This includes, but is not limited to investments, in either street name or certification form, held by broker-dealers, banks, financial institutions and issuers, including corporations, partnerships, trust and other entities. Accounts carrying solely (i) direct obligations of the U.S. government; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by unaffiliated open-end mutual funds; and (v) shares issued by unit investment trusts that are invested exclusively in one or more unaffiliated open-end mutual funds must also be disclosed (but the securities therein need not be reported). In addition, private placements must also be disclosed.

You must arrange for Robert Lanava to receive duplicate statements and transaction confirmations of all your accounts that contain reportable securities. This personal securities holding affirmation will be performed on an annual basis. Each new Gramercy Supervised Person is required to submit a personal securities holdings report within ten (10) days of becoming a Gramercy Supervised Person, and the report must be current as of a date no more than forty-five (45) days prior to the date that the new Supervised Person became a Supervised Person.

The term “reportable security” means a security as defined in Section 202(a)(18) of the Act (15 U.S.C. 80b-2(a)(18)), except that it does not include: (i) direct obligations of the U.S. government; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by unaffiliated open-end mutual funds, and (v) shares issued by unit investment trusts that are invested exclusively in one or more unaffiliated open-end mutual funds. For the avoidance of doubt, cryptocurrencies and crypto tokens (including, without limitation, security tokens and utility tokens) purchased through an initial coin offering shall be considered “reportable securities”. That being said, Bitcoin and Ethereum are generally thought of as currency and also have the tendencies of replacing national currencies, so Gramercy Supervised Persons may transact in Bitcoin and Ethereum and may do so without considering them securities and without pre-clearance, and are excluded from the definition of “reportable securities”.

☐ I do not, directly or indirectly, have beneficial interest of any securities in any trading account with any broker-dealer or financial institution or any securities held outside of a trading account such as privately placed securities.

Name:

Signature:	Date:

List all accounts as required per policy statement above.

Institution in Which Account is Held	Account Name	Account Number	Ownership (self, spouse, family, controlled)

If you own securities investments not held in an account at a financial institution and not disclosed above, you must list them below:

Name of Security	Quantity	Value	Custodian

☐ I certify that this form includes all my personal and related accounts and securities and investments.

☐ I have directed each broker-dealer or other financial institution that maintains a trading account containing reportable securities of which I, directly or indirectly, have beneficial interest to provide the CCO with a duplicate copy of each confirmation and periodic account statement issued with respect to such trading account.

If the box immediately above is checked, please check one of the following boxes:

☐ I certify that no personal trading accounts are third-party managed accounts.

☐ If any personal trading accounts are third-party managed accounts, neither I nor any Supervised Person has any trading discretion over such third-party managed accounts.

Name:	Signature:

Date:

Appendix F

Attachment C

OUTSIDE BUSINESS ACTIVITIES

All outside business activities and investments are required to be disclosed to Gramercy. Supervised Persons must present a memorandum describing in detail all aspects of the proposed outside activity including compensation and time involvement (e.g., whether it will be done on evenings or weekends) to their Supervisor for consideration. If Gramercy management concludes that the proposed outside activity will not interfere with the Supervised Person’s assigned responsibilities with the Firm, the request may be granted. Supervised Persons must not engage in outside activities prior to obtaining the written approval.

☐ At this time, I have no outside business activities to report.

Name:	Signature:

Date:

Please briefly describe the outside business activities you are engaged in (i.e., type, time commitment, frequency, compensation, etc.).

☐ I certify that this form includes all my outside business activities:

Name:	Signature:

Date:

[Instruction: To be completed by the CCO.]

Request for Approval is Hereby

☐ Approved

☐ Denied

Rational for denial:

Signature of the CCO:	Date:

Appendix F1

GIFTS AND BUSINESS ENTERTAINMENT POLICY AND PROCEDURES

Revised as of April 2021

I.	Policy

In order to address conflicts of interest that may arise when a Supervised Person accepts a gift, favor, special accommodation, or other items of value, Gramercy places restrictions on gifts and certain types of business entertainment. Set forth below is Gramercy’s policy relating to gifts and business entertainment:

A.	Gifts

☐	General – No Supervised Person may give or receive any gift, service, or other item of more than de minimis value, which for the purpose of this policy is $250 per calendar year, to or from any person or entity that does business with or potentially could conduct business with or on behalf of Gramercy or a private investment vehicle managed by Gramercy. No Supervised Person may give or offer any gift of more than de minimis value to existing investors, prospective investors, or any entity that does business with or potentially could conduct business with or on behalf of Gramercy or a private investment vehicle managed by Gramercy without the prior written approval of the CCO.

☐	Solicited Gifts – No Supervised Person may use his or her position with Gramercy to obtain anything of value from a client, supplier, person to whom the Supervised Person refers business, or any other entity with which Gramercy or a private investment vehicle managed by Gramercy does business.

☐	Cash Gifts – No Supervised Person may give or accept cash gifts or cash equivalents to or from an investor, prospective investor, or any entity that does business with or potentially could conduct business with or on behalf of Gramercy or a private investment vehicle managed by Gramercy.

B.	Business Entertainment

☐	General – Supervised Persons may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.

☐	Preclearance – No Supervised Person may provide or accept entertainment that is, or that may be viewed as, so extravagant, excessive, frequent or of such high value as to raise a question of impropriety to or from an investor, prospective investor, or any person or entity that does or potentially could do business with or on behalf of Gramercy or a private investment vehicle managed by Gramercy without the prior written approval of the CCO. Each Supervised Person is required to obtain prior written preapproval to provide or accept business entertainment where such Supervised Person’s portion of the entertainment (where entertainment is accepted by a Supervised Person) or each attendee’s portion of the entertainment (where entertainment is provided by a Supervised Person) is, or is anticipated to be, equal to or greater than de minimis value, which for the purpose of this policy is $250 per person per event. Supervised Persons are required to estimate the cost or value of business entertainment for preapproval purposes. Each Supervised Person is also required to obtain prior written preapproval to provide or accept business entertainment, even if within the de minimis value, if providing or accepting such entertainment is likely to be viewed as so frequent as to raise a question of impropriety. Supervised Persons should consult with the CCO if questions should arise with respect to the estimated cost or value of business entertainment, or whether any such entertainment may be considered extravagant, excessive, frequent or of such high value as to raise a question of impropriety.

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C.	Reporting/Recordkeeping

☐	Gifts – Each Supervised Person must report any gifts in excess of de minimis value received in connection with the Supervised Person’s employment to the CCO. The CCO may require that any such gift be returned to the provider or that an expense be repaid by the Supervised Person.

☐	Business Entertainment – Each Supervised Person must obtain pre-approval for any event equal to or greater than de minimis value as described above. Each Supervised Person must also report any event (even if within the de minimis value described above) likely to be viewed as so frequent as to raise a question of impropriety. Any such event must also be pre-approved by the CCO.

☐	Gramercy requires each Supervised Person to report gifts or business entertainment events contemporaneously with their receipt or occurrence.

II.	Monitoring

The CCO will periodically monitor reimbursement requests for gifts and business entertainment, and electronic communications of Supervised Persons who submit such requests, to review compliance with this policy.

III.	Recordkeeping

The CCO will maintain records of any gifts and/or business entertainment events so reported.

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Appendix F2

POLICY AND PROCEDURES RELATING TO POLITICAL CONTRIBUTIONS
AND PAYMENTS TO THIRD PARTY SOLICITORS

Revised as of July 2020

I.	Policy Statement

To the extent Gramercy provides or seeks to provide investment advisory services to a government entity,2 Gramercy will take the measures described herein to seek to ensure that contributions to an official of such government entity and payments to any third party who is engaged to solicit advisory business from such government entity are not made with the purpose of influencing the award of an Advisory Contract or the decision to invest in a covered investment pool managed by Gramercy. All italicized terms used in these procedures are defined in Section III.

In this regard, Gramercy has adopted policies and procedures in order to comply with Rule 206(4)-5 under the Advisers Act (the “Rule”)3.

The Rule, with certain exceptions, prohibits Gramercy from:

(i)	receiving compensation for providing investment advisory services to a government entity, directly or indirectly, for two (2) years after Gramercy or any of its covered associates makes a contribution to an official of such government entity;

(ii)	coordinating, or soliciting any person or political action committee (“PAC”) to make, (a) contributions to an official of a government entity to which Gramercy is providing or seeking to provide advisory services or (b) payments to a political party of a state or locality where Gramercy is providing or seeking to provide advisory services to a government entity; and

(iii)	making or agreeing to make payments to third parties to solicit advisory business from a government entity on behalf of Gramercy unless such third parties are registered investment advisers or registered broker-dealers who are themselves subject to similar restrictions regarding contributions to officials of government entities as Gramercy.

The Rule applies only to the extent that Gramercy provides or seeks to provide investment advisory services to a government entity, either directly or through a government entity’s investment in a covered investment pool managed by Gramercy. The Rule also applies to a PAC owned or controlled by a Gramercy Supervised Person.

2 Gramercy will be deemed to be seeking to provide investment advisory services to a government entity when it responds to a request for proposal, communicates with the government entity regarding the entity’s formal selection process for investment advisers or engages in some other solicitation of the government entity for the purpose of providing advisory services to such government entity, either directly or through a government entity’s investment in a covered investment pool managed by Gramercy.

3 Gramercy may have additional responsibilities under the code of conduct of a government program or plan it manages and/or the laws of the state or city in which such program or plan is located. (See, for example, the Code of Conduct of the New York State and Local Employees’ Retirement System, the New York State and Local Police and Fire Retirement System and the New York State Common Retirement Fund at www.osc.state.ny.us/pension/codeofconduct.pdf.)

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I.	Procedures

These procedures seek to ensure that neither Gramercy nor any of its covered associates makes or has made a contribution in violation of the restrictions on political contributions that Gramercy has adopted herein on or after March 14, 2011. In addition, these procedures prohibit Gramercy from paying or entering into an agreement to pay a third party to solicit advisory business from a government entity on its behalf unless such third party has affirmed its status as a regulated person.

A.	Political Contributions

(i)	(a) Preclearance of Political Contributions: Each Supervised Person must obtain the prior written approval of the CCO before making a contribution to any person (including any election committee for the person) who is a Candidate. In seeking preclearance under this paragraph (i) and under paragraphs (ii) and (iii) of this Section II(A), each Supervised Person must notify the CCO of the Supervised Person’s intent to make a contribution. If the CCO determines that the Rule does not apply to the proposed contribution (i.e., if the recipient of the contribution is not an official under the Rule), the CCO may provide written approval and determine that no further action is required. If the CCO determines that the Rule does apply to the proposed contribution, the Supervised Person must submit the Political Contribution Preclearance Form attached as Attachment A or such other form as may be approved by the CCO. Gramercy is prohibited from making a contribution to any Candidate.

(b)       Certain De Minimis Contributions and Contributions to Certain Candidates: As a matter of policy, the CCO expects to approve a contribution by a Supervised Person per election of up to $350 in the case of a contribution to an official for whom such Supervised Person is entitled to vote and up to $150 in the case of a contribution to an official for whom such Supervised Person is not entitled to vote, provided that the CCO concludes that such contribution is not made with the purpose of influencing the award of an Advisory Contract or the decision to invest in a fund managed by Gramercy and is not likely to have the effect of influencing the award of an Advisory Contract or the decision to invest in a fund managed by Gramercy. The CCO also expects to approve any contribution by a Supervised Person to a Candidate that is not considered an “official” under the Rule. Notwithstanding the foregoing, the CCO will not approve any contribution that the CCO believes would result in serious adverse consequences to Gramercy under the Rule.

(c)       Approval of Certain Contributions subject to “Time Out”: Notwithstanding anything in paragraph (b) above to the contrary, the CCO may still approve a contribution to an official in excess of the Rule’s de minimis limitation if all affected government entities are prohibited for two (2) years from receiving investment advisory services from Gramercy. The CCO will maintain a record of any such government entities and their respective “time out” periods.

(ii)	Preclearance of Coordination and Solicitation of Contributions and Payments: Each Supervised Person must obtain the prior written approval of the CCO prior to coordinating or soliciting any person or PAC to make (a) a contribution to a Candidate, or (b) a payment to a political party. In this regard, each Supervised Person must obtain the prior written approval of the CCO prior to consenting to the use of its name on any fundraising literature for a Candidate or sponsoring a meeting or conference which features a Candidate as an attendee or guest speaker and which involves fundraising for such person. Gramercy is prohibited from coordinating or soliciting any person or PAC to make a contribution to a Candidate or a payment to any political party,

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(iii)	Preclearance of Contributions to PACs and Political Parties: Each covered associate must obtain the prior written approval of the CCO prior to making any contribution to a PAC or a political party. The CCO will inquire as to how the contribution will be used in order to determine whether the PAC or political party is closely associated with an official of a government entity. In the event the CCO determines that the PAC or political party is closely associated with an official of a government entity, the CCO will make a determination as to whether to permit the Supervised Person to make a contribution to such PAC or political party. As a matter of policy, the CCO expects to approve a contribution by a Supervised Person to a PAC or a state or local political party if the contribution is not more than $350 or $150, as applicable. The CCO also expects to approve any contribution to a national political party.

(iv)	Special Disclosure Prior to Hire: Prior to the hiring of a person, such person will be required to disclose, as a condition of the hiring, in a written report, all of the contributions and payments made by such person to Candidates, PACs and political parties within the preceding two (2) years (if the person will solicit clients for Gramercy) or six (6) months (if the person will not solicit clients for Gramercy) using the Political Contribution Report for Prospective New Hires attached as Attachment C or such other form as may be approved by the CCO. This written report shall be submitted to Human Resources for review and approval. To the extent Gramercy is aware that the person has made a contribution or payment in violation of these procedures, Gramercy will make a determination as to whether to hire such person.

(v)	Exception for Certain Returned Contributions[4]: The prohibition of the Rule (on receiving compensation for providing advisory services to a government entity for two (2) years after Gramercy or a covered associate has made a contribution to an official of such government entity) will not apply in certain instances where the triggering contribution is returned. In the event the CCO discovers that a covered associate has made a contribution in violation of these procedures, the CCO will make a determination as to whether it will require the covered associate to seek to obtain a return of the contribution. In the event the CCO determines that it is necessary to require the covered associate to seek to obtain a return of the contribution, it will, within four (4) months after the date of the contribution and sixty (60) days after discovering the contribution, take all available steps to cause the contributing covered associate to seek to obtain a return of such contribution and will take such other remedial or preventive measures that it determines are appropriate under the circumstances. Gramercy’s reliance on this exception for returned contributions is limited to no more than [two (2)/three (3)] times per a twelve (12)-month period and no more than once for each covered associate, regardless of the time period.

(vi)	Indirect Violations: Neither Gramercy nor any of its Supervised Persons may do anything indirectly that would result in a violation of these procedures.

4 In addition to the limited exceptions for certain returned contributions provided for in Rule 206(4)-5(a)(3), the SEC has the authority to grant and in very limited circumstances has granted exemptions from the prohibitions set forth in Rule 206(4)-5(a)(1). See In the Matter of Davidson Kempner Capital Mgmt. LLC, Release No. IA-3715/603-00215 (Nov. 13, 2013); see also In the Matter of T. Rowe Price Assoc., Inc. and T. Rowe Price Intl. Ltd., Release No. IA-4058/803-00224 (Apr. 8, 2015); In the Matter of Crestview Advisors, L.L.C., Release No. IA-3997 (Jan. 14, 2015); In the Matter of Ares Real Estate Mgmt. Holdings, LLC, Release No. IA-3969/803-00221 (Nov. 18, 2014).

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(vii)	Reporting of Political Contributions and Payments: In the event that any Supervised Person makes a direct or indirect contribution or payment to a Candidate that is approved by the CCO and for which the Supervised Person was required to complete a Political Contribution Preclearance Form, a PAC or a political party, such Supervised Person must submit a written report to the CCO as soon as possible, and in no event later than thirty (30) days after the date such contribution or payment was made, disclosing the amount and date of such contribution or payment and the name and title of the recipient. The Supervised Person should submit such written report using the Political Contribution Report attached as Attachment B or such other form as may be approved by the CCO.

(viii)	Recordkeeping: The CCO will compile and keep a list of (a) the names, titles and business and residence addresses of all covered associates of Gramercy (for purposes of this policy, covered associates includes all Gramercy Supervised Persons), (b) all government entities to which Gramercy provides or has provided investment advisory services, or which are or were investors in any covered investment pool to which Gramercy provides or has provided investment advisory services, as applicable, in the past five (5) years (but not prior to March 14, 2011), and (c) all direct or indirect contributions made by any Gramercy Supervised Person to an official of a government entity, or direct or indirect payments to a political party of a state or political subdivision thereof, or a PAC on or after March 14, 2011. The records described in (c) above will be listed in chronological order and will indicate (1) the name and title of each contributor, (2) the name and title (including any city/county/state or other political subdivision) of each recipient of a contribution or payment, (3) the amounts and date of each contribution or payment, and (4) whether any such contribution was the subject of the exception for certain returned contributions.

B.	Payments to Third Parties to Solicit Advisory Business from Government Entities

(i)	Review and Approval of Third Party Solicitation Agreements: As a general matter, Gramercy does not engage Promoters. Notwithstanding the foregoing, the CCO will review and approve each third party solicitation agreement or arrangement prior to Gramercy entering into such agreement or arrangement.

(ii)	Required Disclosure by Regulated Persons: Prior to Gramercy providing or agreeing to provide payment to a third party to solicit advisory business from a government entity on its behalf, the CCO will require the third party to provide, as a condition to Gramercy engaging such third party, a written representation regarding its status as a regulated person. In addition, the CCO will take any additional measures it deems necessary to verify such third party’s status as a regulated person.

(iii)	Ongoing Review of Regulated Person Status: In the event Gramercy provides or agrees to provide payment to a third party to solicit advisory business from a government entity, Gramercy will require such third party to provide Gramercy with satisfactory representations that the third party meets and will continue to meet the definition of a regulated person as of such date or will obtain such other evidence as Gramercy deems satisfactory to verify such third party’s status as a regulated person as of such date.

(iv)	Recordkeeping: Gramercy will keep a list of the name and business address of each regulated person to whom Gramercy provides or agrees to provide, on or after a date to be specified by the SEC, directly or indirectly, payment to solicit a government entity for investment advisory services on its behalf.

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C.	Sub-Advisory Arrangements

(i)	Serving as Subadvisor: In the event Gramercy enters into an agreement or other arrangement with a third party whereby Gramercy will serve as a subadvisor to an account or a covered investment pool managed by such third party, the CCO will obtain all necessary information from the third party in order to determine whether a government entity invests in such account or covered investment pool. In the event a government entity does invest in such account or covered investment pool, the CCO will take appropriate measures with respect to such government entity in order to ensure compliance with these procedures. In addition, the CCO will use reasonable efforts to require the third party to obtain the prior written approval of Gramercy prior to admitting a government entity as an investor in a covered investment pool to which Gramercy is providing subadvisory services.

(ii)	Hiring of Subadvisor: In the event Gramercy hires a third party to serve as a subadvisor to an account or a covered investment pool in which a government entity invests, the CCO will require such third party to disclose whether it or any of its covered associates has made a contribution or payment that would result in a serious adverse consequence to such third party under the Rule. In addition, the CCO will require the third party to verify on an ongoing basis that neither the third party nor any of its covered associates has made a contribution or payment that would result in a serious adverse consequence to such third party under the Rule.

III.	Definitions

“Contributions” means gifts, subscriptions, loans, advances, deposits of money, or anything of value made for: (i) the purpose of influencing any election for federal, state or local office; (ii) payments of debt incurred in connection with any such election; or (iii) transition or inaugural expenses of the successful Candidate for state or local office.

“Covered associates” means (i) Gramercy’s general partners, managing members, executive officers and other individuals with a similar status or function; (ii) Gramercy’s Supervised Persons who solicit a government entity for Gramercy and persons who supervise, directly or indirectly, such Supervised Persons; and (iii) any PAC controlled by Gramercy or by any person described in (i) or (ii) above. An “executive officer” of Gramercy means the president, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer of Gramercy who performs a policy-making function or any other person who performs similar policy-making functions for Gramercy.

“Covered Investment Pool” means (i) an investment company registered under the Investment Company Act of 1940 that is an investment option of a plan or program of a government entity or (ii) any company that would be an investment company under Section 3(a) of the Investment Company Act of 1940, but for the exclusion provided from that definition by either Section 3(c)(1), Section 3(c)(7) or Section 3(c)(11) of that Act.

“Government entity” means any state or political subdivision of a state, including (i) any agency, authority or instrumentality of the state or political subdivision; (ii) a pool of assets sponsored or established by the state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to, a “defined benefit plan” as defined in Section 414(j) of the Internal Revenue Code, or a state general fund; (iii) a plan or program of a government entity; and (iv) officers, agents or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

“Official” means any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, Candidate or successful Candidate for elective office of a government entity if the office (i) is directly or indirectly responsible for, or can influence the outcome of, the hiring of Gramercy by the government entity or (ii) has the authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of Gramercy by the government entity.

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“Payments” means gifts, subscriptions, loans, advances or deposits of money or anything of value.

“Regulated person” means

(i)	An investment adviser registered with the SEC that has not, and whose covered associates have not, within two (2) years of soliciting a government entity, (A) made a contribution to an official of that government entity other than as permitted by Rule 206(4)-5(b)(1), and (B) coordinated or solicited any person or PAC to make any contribution to an official of a government entity to which Gramercy is providing or seeking to provide investment advisory services or payment to a political party of a state or locality where Gramercy is providing or seeking to provide investment advisory services;

(ii)	A “broker”, as defined in Section 3(a)(4) of the Exchange Act, or a “dealer”, as defined in Section 3(a)(5) of that Act, that is registered with the SEC and is a member of a national securities association registered under Section 15A of that Act (e.g., FINRA), provided that (A) the rules of the association prohibit members from engaging in distribution or solicitation activities if certain political contributions have been made and (B) the SEC, by order, finds that such rules impose substantially equivalent or more stringent restrictions on broker-dealers than the restrictions imposed by Rule 206(4)-5 of the Advisers Act and that such rules are consistent with the objectives of such Rule; or

(iii)	A “municipal advisor” registered with the SEC under Section 15B of the Exchange Act and subject to the rules of the Municipal Securities Rulemaking Board, provided that (A) such rules prohibit municipal advisors from engaging in distribution or solicitation activities if certain political contributions have been made and (B) the SEC, by order, finds that such rules impose substantially equivalent or more stringent restrictions on municipal advisors than the restrictions imposed by Rule 206(4)-5 of the Advisers Act and that such rules are consistent with the objectives of such Rule.

“Solicit” means (i) with respect to investment advisory services, to communicate, directly or indirectly, for the purpose of obtaining or retaining a client for, or referring a client to, Gramercy, and (ii) with respect to a contribution or payment, to communicate, directly or indirectly, for the purpose of obtaining or arranging a contribution or payment.

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Appendix F2
Attachment A

POLITICAL CONTRIBUTION PRECLEARANCE FORM

This form must be completed by any person who is a Supervised Person of Gramercy and by his or her spouse and submitted to the CCO for approval prior to Gramercy or such person (A) making a contribution to (i) any person (including any election committee for the person) who is an incumbent, candidate or successful candidate for political office, including any such person who is running for federal office, (ii) a PAC, or (iii) any political party, or (B) coordinating or soliciting any person or PAC to make (i) a contribution to any person (including any election committee for the person) who is an incumbent, candidate or successful candidate for political office, including any such person who is running for federal office, or (ii) a payment to any political party. The CCO, in his discretion, may waive the requirement to submit this form for contributions to persons that do not qualify as “officials” under the Rule.

I.	Political Contributions

[Instruction: To be completed if you are seeking approval to make a political contribution.]

A. Name of the recipient of the contribution (if the recipient is an individual, also provide the title of and office held by such individual):

B. If the recipient of the contribution is a PAC or a political party, provide the name and title of and the office held by each official for whom the PAC or the political party solicits funds, if applicable:

C. Amount of the contribution:

D. Indicate whether you are entitled to vote for the recipient of the contribution (or, if the recipient is a PAC or a political party, the official(s) for whom the PAC or political party solicits funds, if applicable) [Y/N]:

II.	Coordination and Solicitation Activities

[Instruction: To be completed if you are seeking approval to engage in coordination or solicitation activities.]

A. Name of the recipient of the contribution or payment (if the recipient is an individual, also provide the title of and office held by such individual):

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B. Description of coordination and/or solicitation activities:

C. If you are seeking the CCO’s approval in order to consent to the use of your name on any fundraising literature for any person (including any election committee for the person) who is an incumbent, candidate or successful candidate for office, including any such person who is running for federal office, or in order to sponsor a meeting or conference which features any such person, provide the name and title of and office held by such person:

Name of Person Seeking Preclearance

Position Held by Person Seeking Preclearance

Date

[Instruction: To be completed by the CCO.]

Request for Approval is Hereby

☐ Granted ☐ Denied

Signature of CCO

Date

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Appendix F2
Attachment B

POLITICAL CONTRIBUTION REPORT

This report must be completed by any person who is a Supervised Person of Gramercy and by his or her spouse and submitted to the CCO as soon as possible, and in no event later than thirty (30) days, after such person has made a direct or indirect (A) contribution for which the Supervised Person was required to submit a Political Contribution Preclearance Form, (B) payment to a PAC, or (C) payment to a state or local political party.

A.	List of Contributions Made by the Reporting Person to Candidates during the Preceding Thirty (30)-Day Period:

Date Contribution was Made:	Name and Title of Candidate:	Office Occupied by Candidate:	Amount of Contribution:	Whether Reporting Person is Entitled to Vote for such Candidate: [Y/N]

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B.	List of Payments Made by the Reporting Person to PACs during the Preceding Thirty (30)-Day Period:

Date Payment was Made:	Name of PAC:	Amount of Payment:	Whether PAC Solicits Funds on Behalf of One or More Officials of Government Entities: [Y/N]	If Yes, List Name and Title of and Office Held by Such Official(s):	If Yes, Indicate Whether Reporting Person is Entitled to Vote for Such Official(s): [Y/N]

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C.	List of Payments Made by the Reporting Person to State and Local Political Parties during the Preceding Thirty (30)-Day Period:

Date Payment was Made:	Name of Political Party:	Amount of Payment:	Whether Political Party Solicits Funds on Behalf of One or More Officials of Government Entities: [Y/N]	If Yes, List Name and Title of and Office Held by Such Official(s):	If Yes, Indicate Whether Reporting Person is Entitled to Vote for Such Official(s): [Y/N]

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D.	Certification by Reporting Person:

I certify that I have not made any direct or indirect contributions or payments to a Candidate, PAC or political party during the preceding thirty (30)-day period other than those contributions and payments reported herein. In addition, I certify that I have not engaged in any other activity that would constitute a violation of Gramercy’s Policies and Procedures Relating to Political Contributions and Payments to Third Party Solicitors during the preceding thirty (30)-day period.

Name of Reporting Person

Position Held by Reporting Person

Signature of Reporting Person

Date

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Appendix F2
Attachment C

POLITICAL CONTRIBUTION REPORT FOR PROSPECTIVE NEW HIRES

This report must be completed by each prospective new hire of Gramercy prior to commencement of employment with Gramercy. Each prospective new hire must disclose below any direct or indirect (i) contribution to any person (including any election committee for the person) who is an incumbent, candidate or successful candidate for political office, including any such person who is running for federal office (a “Candidate”), (ii) payment to a PAC, or (iii) payment to a political party, in each case that was made during the two (2) years prior to such prospective new hire’s date of employment with Gramercy (the “Two (2) Year Period”).

A.	List of Contributions Made by the Prospective New Hire to Candidates during the Preceding Two (2) Year Period:

Date Contribution was Made:	Name and Title of Candidate:	Office Occupied by Candidate:	Amount of Contribution:	Whether Prospective New Hire was Entitled to Vote for such Candidate: [Y/N]

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B.	List of Payments Made by the Prospective New Hire to PACs during the Preceding Two (2) Year Period:

Date Payment was Made:	Name of PAC:	Amount of Payment:	Whether PAC Solicits Funds on Behalf of One or More Officials of Government Entities: [Y/N]	If Yes, List Name and Title of and Office Held by Such Official(s):	If Yes, Indicate Whether Prospective New Hire was Entitled to Vote for Such Official(s): [Y/N]

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C.	List of Payments Made by the Prospective New Hire to State and Local Political Parties during the Preceding Two (2) Year Period:

Date Payment was Made:	Name of Political Party:	Amount of Payment:	Whether Political Party Solicits Funds on Behalf of One or More Officials of Government Entities: [Y/N]	If Yes, List Name and Title of and Office Held by Such Official(s):	If Yes, Indicate Whether Prospective New Hire was Entitled to Vote for Such Official(s): [Y/N]

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D.	Certification by Prospective New Hire:

I certify that I have not made any direct or indirect contributions or payments to a Candidate, PAC or political party during the preceding Two (2) Year Period other than those contributions and payments reported herein.

Name of Prospective New Hire

Potential Position to be Held by Prospective New Hire

Signature of Prospective New Hire

Date

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Appendix F3

FOREIGN CORRUPT PRACTICES ACT POLICY AND PROCEDURES

Adopted March 2017

I.	Policy Statement

The Foreign Corrupt Practices Act of 1997, as amended (“FCPA”), is a U.S. criminal statute that prohibits improper payment to, or other improper transactions with, foreign government officials to influence performance of official duties. More specifically, the FCPA prohibits offering to pay, paying, promising to pay, or authorizing the payment, directly or indirectly through a third party, of money or “anything of value” to any “foreign official” in order to influence any act or decision of the foreign official in his or her official capacity or to secure any other improper advantage in order to obtain or retain business.

Gramercy is committed to complying with applicable provisions of the FCPA and all other equivalent anti-corruption and/or anti-bribery legislation applicable to Gramercy. Failure to comply with this FCPA policy and procedures may lead to disciplinary action, including dismissal, demotion or reprimand and other serious consequences, including possible criminal penalties.

II.	Risk Assessment

In order to develop, implement and maintain reasonable procedures to prevent violations of the FCPA, Gramercy shall conduct a risk assessment to evaluate the circumstances that may increase the exposure of Gramercy and its Covered Persons (as defined below) to potential FCPA liability. In this regard, the CCO will periodically conduct an FCPA risk assessment that will consider Gramercy’s affiliates outside the U.S. (if any), government interactions and geographic risks. The assessment will also address the nature and extent of transactions with foreign governments, including payments to foreign officials; use of third parties; involvement in joint ventures or portfolio investment outside of the U.S.; gifts, travel and entertainment expenses; charitable or political donations; and facilitating and expediting payments. These procedures are intended to be designed and implemented, as appropriate, to address the risks identified through the risk assessment, and the effectiveness of this policy will be regularly tested or otherwise monitored, and revised as necessary.

III.	Scope of the FCPA and this Policy

The FCPA applies to U.S. entities and persons and their officers, directors and employees, regardless of nationality. Non-U.S. persons are also subject to the FCPA to the extent they carry out any part of any prohibited activity in or from in the U.S.

Business and client-related investment activities of Gramercy that may raise issues under the FCPA include:

•	Raising funds or capital or seeking investment management clients outside the U.S. (including from foreign government or state-owned investment entities or sovereign wealth funds);

•	Acquisition of a significant or controlling interest in a non-U.S. company;

•	Investment in an entity or joint venture owned or partially owned by a foreign government; and

•	Use of consultants, agents, or other third parties in soliciting non-U.S. investors or clients or in seeking or making non-U.S. investments.

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This policy applies to Gramercy and to all of Gramercy’s Supervised Persons (collectively, “FCPA Covered Persons”). For purposes of this policy, the term “Gramercy” refers to Gramercy and all of its control affiliates and any subsidiaries.

IV.	Definitions

Foreign Official means any officer or employee of a foreign government or any department, agency or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency or instrumentality, or for or on behalf of any such public international organization. The definition of Foreign Official should be interpreted broadly, and also includes:

•	Officials in the executive, legislative or judicial branches of a foreign government whether at federal (national), state or local level;

•	Employees and officers of state-owned, state-controlled, or state-operated enterprises;

•	Employees and officers of foreign-government controlled funds, such as pension funds or sovereign-wealth funds;

•	Political parties, political party officials and Candidates for political office; and

•	Employees of public international organizations (e.g., the World Bank, IMF and EU).

Payment of Anything of Value includes paying, offering to pay or promising to pay money or anything of value, including but not limited to cash, gifts, entertainment or travel-related expenses. Additional examples of the types of payments that may be considered payments of value that can violate the FCPA include:

•	In-kind contributions;

•	Investment opportunities;

•	Subcontracts;

•	Positions in joint ventures;

•	Favorable contracts;

•	Consulting fees;

•	Business opportunities;

•	Political contributions; and

•	Charitable donations and sponsorships.

V.	Policies and Procedures

A.	Prohibition

FCPA Covered Persons are prohibited from making to a Foreign Official a Payment of Anything of Value with the intent to induce the recipient to misuse his or her official position, to obtain any improper advantage or to direct business wrongfully to Gramercy or any other person (a “Prohibited Payment”). FCPA Covered Persons are also prohibited from making any Prohibited Payment to a family member, charitable organization of choice, political campaign, political party or political organization of a Foreign Official.

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VI.	Seeking Guidance

Compliance with this policy is mandatory and is the responsibility of each Covered Person. Accordingly, all Covered Persons are expected to familiarize themselves with the policies and procedures above and to seek advice from the CCO if any questions arise. Any suspected misconduct or payments should be reported immediately to the CCO.

VII.	Anti-Corruption Training

FCPA Covered Persons may be required to attend periodic mandatory training sessions in order to learn about the FCPA and any developments in the regulatory environment.

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Appendix F4

WHISTLEBLOWER POLICY AND PROCEDURES

Revised as of July 2020

I.	Policy Statement

Gramercy strives to maintain an environment that encourages compliance with securities laws and internal reporting of any possible violation thereof. Gramercy will not under any circumstances prohibit a Supervised Person from reporting a possible securities law violation in connection with Gramercy’s business or operations (referred to herein as “Misconduct”). Each Supervised Person must immediately report any possible Misconduct that the Supervised Person believes has occurred, is ongoing or is about to occur in accordance with these procedures. Gramercy has established the following procedures (commonly referred to as “whistleblower procedures”) for the receipt of, and response to, such reports. In addition, a Supervised Person may at any time report any Misconduct to the SEC or any other applicable governmental agency without prior notice to Gramercy.

II.	Procedures

A.	Making a Report

Any Supervised Person who believes that possible Misconduct by one or more Supervised Person or other representatives of Gramercy has occurred, is ongoing or is about to occur, must bring the concern to the attention of Robert Lanava, CCO, or Joshua O’Melia, CLO (each, a “Contact Person”). A report of possible Misconduct (each, a “Report”) may be made orally or in writing. Any Report involving the possible Misconduct of a Contact Person must be made to another Contact Person or member of Gramercy’s senior management. In addition, a Supervised Person may at any time report any Misconduct to the SEC or any other applicable governmental agency without prior notice to Gramercy.

B.	Addressing a Report

Upon receiving a Report, the Contact Person will review the information and consider all appropriate actions to address the Report, which may include involving the CCO, internal or outside counsel, accounting firms or other personnel or third parties. The Contact Person may determine, in his or her discretion, whether or not it is appropriate to investigate the issues raised in the Report and, if so, the course of any investigation.

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ANNEX A

Additional Policies and Procedures Relating to Registered Funds

(March 2024)

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The following supplements Section IV.H. and Appendix F (Code of Ethics and Policies Governing Personal Securities Transactions) of the Manual:

Rule 17j-1 of the Investment Company Act requires that the Code must be approved by the Registered Fund’s Board, including a majority of independent directors, before the investment adviser is initially retained and no later than six (6) months after a material-change to the Code. Gramercy must also provide the Registered Fund’s Board at least annually with a written report describing any issues that have arisen under the Code or related procedures since the last report and certifying that Gramercy has adopted procedures reasonably necessary to prevent Access Persons (as defined below) from violating the Code.

Securities Holding Reports

Consistent with Gramercy’s existing Personal Trading Policy, Rule 17j-1 also requires that Access Persons submit initial securities holdings reports within ten (10) days of becoming an Access Person, quarterly transaction reports no later than thirty (30) days after the end of a calendar quarter (or broker trade confirmations or account statements in lieu of such transaction reports), and annual securities holdings reports. The information in initial and annual securities holdings reports must be current as of a date no more than 45 days before the report is submitted. With respect to Registered Funds, an “Access Person” includes:

•	Any director, officer or general partner of Gramercy[1];

•	Any director, officer, general partner or employee of Gramercy (or any company in a control relationship to the investment adviser), who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of covered securities by a Registered Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

•	Any natural person in a control relationship with the investment adviser who obtains information concerning recommendations made to the Registered Fund with regard to the purchase or sale of covered securities.

By requiring investment companies and their service providers to record the personal securities transactions of their Access Persons, Rule 17j-1 is designed to prevent conflicts of interest and deter an investment adviser’s or subadviser’s personnel from engaging in certain activities that harm its Registered Fund clients, such as scalping, front-running or taking an investment opportunity from the client for the employee’s own portfolio.

1 Pursuant to Rule 17j-1(a)(1)(i) of the Investment Company Act, if an investment adviser's primary business is advising registered investment companies or other advisory clients, all of the investment adviser's directors, officers, and general partners are presumed to be Access Persons of any registered investment company advised by the investment adviser.

Pre-Approval: Securities issued by a Registered Fund advised or subadvised by Gramercy

Notwithstanding anything to the contrary in Appendix F (Code of Ethics and Policies Governing Personal Securities Transactions) to the Manual, including without limitation the description of instruments and securities in Section II.2. (Restricted List) and Section II.6. (Personal Trading Policy Restricted List) thereof, Gramercy’s Restricted List also includes all securities issued by a Registered Fund advised or subadvised by Gramercy.

To the extent any Gramercy Supervised Person wishes to execute the purchase or sale of a security issued by a Registered Fund advised or subadvised by Gramercy, such Supervised Person is required to complete and submit to the CCO a pre-authorization form, identifying the security, quantity, size and direction of the proposed Personal Trade, in accordance with Section II.3 (Trade Process) of Gramercy’s Personal Trading Policy. Personal trades with respect to any Restricted Security, including a security issued by a Registered Fund advised or subadvised by Gramercy, are prohibited without the pre-approval of the CCO.

For the avoidance of doubt, shares issued by an open-ended Registered Fund advised or subadvised by Gramercy will be considered a “reportable security” for purposes of Gramercy’s Personal Trade Policy and such shares are required to be disclosed on the personal securities holdings reports required to be submitted by Supervised Persons in accordance with Gramercy’s Personal Trading Policy (in a form substantially similar to Attachment B to Appendix F of the Manual, or such other form or format that Gramercy shall require from time to time).

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Annex A